Exhibit 12 (a)

                                      GENERAL ELECTRIC CAPITAL SERVICES, INC.
                                             AND CONSOLIDATED AFFILIATES

                                  Computation of Ratio of Earnings to Fixed Charges


                                                                        Years ended December 31
                                                    -----------------------------------------------------------------
 (Dollars in millions)                                 2000          1999         1998         1997          1996
                                                    ------------  -----------  ------------ ------------  -----------
 Net earnings ....................................  $   5,192     $   4,443    $   3,796    $   3,256     $   2,817
 Provision for income taxes ......................      1,912         1,653        1,364        1,166         1,231
 Minority interest ...............................        214           186          148          121           167
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
   interest ......................................      7,318         6,282        5,308        4,543         4,215
                                                    ------------  -----------  ------------ ------------  -----------

 Fixed charges:
   Interest ......................................     11,415         9,607        9,122        7,762         7,402
   One-third of rentals ..........................        392           356          296          245           182
                                                    ------------  -----------  ------------ ------------  -----------

 Total fixed charges .............................     11,807         9,963        9,418        8,007         7,584
 Less interest capitalized, net of amortization ..       (121)          (87)         (88)         (52)          (41)
                                                    ------------  -----------  ------------ ------------  -----------

 Earnings before income taxes and minority
   interest, plus fixed charges ..................   $ 19,004      $ 16,158     $ 14,638     $ 12,498      $ 11,758
                                                    ============  ===========  ============ ============  ===========

 Ratio of earnings to fixed charges ..............       1.61         1.62          1.55         1.56         1.55
                                                    ============  ===========  ============ ============  ===========
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